Exhibit 10.6
September 1, 2025

Dear Kash,

I am pleased to notify you that we are updating your employment with Circle Internet Financial, LLC (“Circle” or the “Company”) to the role of Chief Commercial Oﬃcer reporting to Jeremy Allaire, Co-Founder, Chairman, and Chief Executive Oﬃcer, eﬀective as of September 1, 2025 (“Eﬀective Date”). This position is full time and is classiﬁed as exempt under the Fair Labor Standards Act.

This oﬀer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you, orally or in writing, about your employment with Circle.

Salary: In consideration of your services, your annual salary (“Salary”) will be $500,000 eﬀective as of the Eﬀective Date, payable in semi-monthly installments, in accordance with the Company’s normal payroll practices, subject to all withholdings and deductions as required by law. Your Salary will be subject to periodic review and adjustments at the Company’s discretion.

Bonus Plan: You are eligible to participate in the Company’s executive short-term incentive plan. As of the Eﬀective Date, and subject to change as described below, your target bonus opportunity will be 110% of your Salary (the “Target Bonus”), and is determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Circle Internet Group, Inc. (Circle’s “Parent Company”) based on the achievement of Company and individual performance goals established by the Compensation Committee. Your actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee. For the period from January 1, 2025 through August 31, 2025, your target annual bonus opportunity will remain at 100% of your previous annualized base salary of
$475,000. Your actual bonus for 2025 will continue to be based on Company and individual performance and will be prorated accordingly to reﬂect these changes in Salary and Target Bonus. Notwithstanding the foregoing or other provisions in this oﬀer letter, the Target Bonus may be adjusted at any time in connection with external or internal analysis. You shall have no right to a bonus if your employment terminates for any reason or you are under notice of termination (whether given by you or the Company) at or prior to the date when a bonus might otherwise have been payable.

Equity: During the term of your employment with Circle or any of its aﬃliates, you will be eligible to participate in the Company’s equity program, subject to approval by the Board or the Compensation Committee. If you accept this new oﬀer, subject to approval by the Compensation Committee, you will be granted a promotion grant having an aggregate value as of the Eﬀective Date of $16,000,000 (“Promotion Grant”). The Promotion grant will be delivered in the form of restricted stock units having an aggregate value as of the Eﬀective Date of $8,000,000, and in the form of stock options having an aggregate value as of the Eﬀective Date of $8,000,000, with the number of shares underlying the award being determined by the Compensation Committee in its sole discretion. The Promotion Award will be subject to vesting requirements and governed by the Circle Internet Group, Inc. 2025 Omnibus Incentive Plan and associated restricted stock unit award and stock option agreements. The vesting measurement period will begin on the Eﬀective Date (“Vesting Commencement Date”). The Promotion Award shall vest in 16 quarterly installments over a four year period on the same day of the month as the Vesting Commencement Date, subject to you continuing to be an employee of the Company through each such date.

You will also be eligible for a discretionary annual grant of equity. The Compensation Committee and/or Board have sole discretion and authority to determine whether an annual grant will be made, the timing of the award, the value of the annual grant award, and the equity vehicle or vehicles used to satisfy the award. Consistent with all equity grants or awards, the speciﬁc terms of the grant will be subject to and controlled by the applicable equity plan and award agreement.

Notice Period: Your employment may be terminated by you or the Company at any time and for any reason, provided that, unless mutually agreed upon by the parties, either party shall give the other party at least two months’ advance written notice of any termination of employment, except in the event of termination by the Company for cause such notice will not be required.

Executive Severance Plan: As an oﬃcer of the Company you will also be eligible to participate in the Company’s Executive Severance Plan provided you execute the Executive Severance Plan Participation Agreement.

Beneﬁts: As a full-time employee, you will continue to be eligible to participate in the beneﬁts programs maintained by the Company. The beneﬁts package at Circle includes health, dental, life, short-term disability and long-term disability insurance.

Work Location: It is expected that you will continue to perform your duties from your home in Wellesley, Massachusetts. The Company may require, at some point in the future, that you travel for business and/or perform your job responsibilities at a Company oﬃce. If you would like to perform your work duties in any location other than your home in Wellesley,
Massachusetts, you should speak with your manager and must receive approval from the Company to do so.

Indemniﬁcation: You will continue to be provided with (i) coverage under the Company’s existing directors’ and oﬃcers’ liability insurance policy, and (ii) contractual indemniﬁcation rights by entering into an indemniﬁcation agreement with the Company.

Other Terms: You will be subject to all applicable employment and other policies of Circle, as outlined in the Employee Handbook and elsewhere. Your employment with Circle will be “at-will,” meaning that either you or the Company may terminate the relationship at any time, with or without cause. The above terms are a summary of our employment relationship and are subject to later modiﬁcation by the Company. Nothing in this letter or its exhibits alters the “at-will” nature of your relationship, guarantees you employment for any period of time, or guarantees any terms or conditions of employment.

This oﬀer of employment is contingent upon your signing the enclosed Employee Non-Competition, Non-Solicitation, Conﬁdentiality and Assignment Agreement.

We are excited to see you achieve great success. If you accept this update to your position, please acknowledge your acceptance by signing and returning the enclosed counterpart of this letter on or before 5:00PM ET on September 1, 2025.

Sincerely,

/s/Brian Christman

Brian Christman Chief People Oﬃcer

Acceptance of Oﬀer

You understand that this letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the items expressly covered by this letter. You have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter.

Accepted: Hossein Razzaghi Acceptance Date: September 1, 2025
Signature: /s/Hossein Razzaghi